Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL TO TRANSFEROR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE COMMON STOCK

Company:	Poniard Pharmaceuticals, Inc., a Washington corporation
Number of Shares:	87,209
Class of Stock:	Common Stock, $0.02 par value
Warrant Price:	$4.30 (Equal to the average of the closing sale prices per share reported by the NASDAQ
Capital Market for each of the five trading days immediately preceding October 25, 2006 (the Closing Date).)
Issue Date:	October 25, 2006
Expiration Date:	October 25, 2011
Credit Facility:

This Warrant is issued in connection with the Term Loan referenced in the Loan and Security Agreement among the Company, Silicon Valley Bank, as Agent, and Silicon Valley Bank and Merrill Lynch Capital dated October 25, 2006.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc. (Merrill Lynch Capital, together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1           Method of Exercise.  Holder may exercise or convert this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2           Conversion Right.  In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of a Share shall be determined pursuant to Article 1.3.

1.3           Fair Market Value.  The fair market value of each Share shall be the closing sale price of a Share reported on the Nasdaq Capital Market (or other public market on which the Shares are traded) for the trading day immediately preceding the date on which Holder delivers its Notice of Exercise to the Company.  If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4           Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5           Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6           Treatment of Warrant Upon Acquisition of Company.

1.6.1        “Acquisition”.  For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company (other than the licensing of intellectual property in the ordinary course of the Company’s business as conducted on the Issue Date), or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting power of the surviving entity after the transaction.

1.6.2                        Treatment of Warrant at Acquisition.

A)           In the event of an Acquisition that is not an asset sale and in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition.  The Company shall provide Holder with written notice of the proposed Acquisition (an “Acquisition Notice”) (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B)            In the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale.  The Company shall provide Holder with an Acquisition Notice relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

C)            Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the voting power of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, or partners, as applicable.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1           Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the Shares payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.  If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased.  If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2           Reclassification, Exchange, Combinations or Substitution.  Upon any reclassification, exchange, substitution, or other event not covered by Article 1.6 or

Article 2.1 that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Articles or Certificate (as applicable) of Incorporation upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant.  The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant.  The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3           No Impairment.  Except to the extent waived or consented to by Holder, the Company shall not, by amendment of its Articles or Certificate (as applicable) of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such commercially reasonable action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.4           Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.5           Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer or other authorized officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6           Calculations.  All calculations under Article 1.6 and this Article 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1           Representations and Warranties.  The Company represents and warrants to Holder that all Shares which are issuable upon the exercise or conversion of this Warrant pursuant to the terms hereof, shall, upon issuance, be duly authorized, validly issued, and upon payment of the aggregate Warrant Price, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2           Notice of Certain Events.  If the Company proposes at any time to liquidate, dissolve or wind up, the Company shall give Holder at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).  Company will also provide information requested by Holder reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF HOLDER.  Holder represents and warrants to the Company as follows:

4.1           Purchase for Own Account.  This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act.  Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2           Disclosure of Information.  Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.  Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3           Investment Experience.  Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.  Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4             Accredited Investor Status.  Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5           The Act.  Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.  Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.  Notwithstanding anything to the contrary stated herein, in no event shall any Shares be issued, and the Company is authorized to refuse to honor the exercise of this Warrant, or any part thereof, if such exercise would result in the opinion of the Company’s board of directors, upon written advice of counsel, in the violation of any law, including, without limitation, state and Federal securities laws.

ARTICLE 5. MISCELLANEOUS.

5.1           Term.  This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2           Legends.                This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THE WARRANT, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL TO THE TRANSFEROR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3           Compliance with Securities Laws on Transfer.  This Warrant and the Shares issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).  The Company shall not require Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (“Merrill”) to provide an opinion of counsel if the transfer is to any affiliate of Merrill, pursuant to Article 5.4 below.  Additionally, the Company shall not, in connection with the proposed sale of Shares issued upon exercise of this Warrant, require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale of the Shares.

5.4           Transfer Procedure.  Subject to the provisions of Article 4.5 and Article 5, Merrill and any permitted subsequent Holder may transfer all or part of this Warrant or any Shares issued upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, that prior to any such transfer, Merrill or any permitted subsequent Holder (i) delivers to the Company written notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the proposed transferee, (ii) complies with the provisions of Article 4.5 and Article 5.3 hereof, including by delivery to the Company of such legal opinions and representation letters of the transferor and transferee as the Company may reasonably require if and as consistent with Article 5.3, and (iii) if transferring this Warrant, surrenders this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.5           No Shareholder Rights.  Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote, to consent, or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company, except as expressly provided in this Warrant.  No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

5.6           Notices.  All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time.  Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Merrill Lynch Capital

Attn:  Account Manager for MLC/SVB/Poniard transaction

222 N. LaSalle Street, 16th Floor

Chicago, IL 60601

Facsimile: (866) 231-8408

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Poniard Pharmaceuticals, Inc.

Attn: Chief Financial Officer

7000 Shoreline Blvd., Suite 270

South San Francisco, CA 94080

Facsimile: (650) 583-5710

5.6           Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7           Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all reasonable costs incurred in such dispute, including reasonable attorneys’ fees.

5.8           Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a book entry statement or certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9           Counterparts.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.  Headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed part of this Warrant.

5.10         Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[Signature page follows.]

“COMPANY”

PONIARD PHARMACEUTICALS, INC.

By:	/S/ GeraldMcMahon	By:	/S/ Caroline Loewy

Name:	Gerald McMahon	Name:	Caroline Loewy
	(Print)		(Print)
Title:	Chairman of the Board, President and Chief Executive Officer	Title:	Chief Financial Officer

“HOLDER”

MERRILL LYNCH CAPITAL, a division of
 Merrill Lynch Business Financial Services Inc.

By:		/S/ Chris York

Name:		Chris York
(Print)
Title:		Vice President

APPENDIX 1

NOTICE OF EXERCISE

1.             Holder elects to purchase                        shares of the Common Stock of Poniard Pharmaceuticals, Inc. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.             Holder elects to convert the attached Warrant into Shares in the manner specified in the Warrant.  This conversion is exercised for                                                  of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.             Please issue a book entry statement or certificate or certificates representing the shares in the name specified below:

Holder’s Name

(Address)

3.             By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):